EXHIBIT 12

                      Laidlaw Environmental Services, Inc.
                       Ratio of Earnings to Fixed Charges
                                ($ in thousands)

YEAR ENDED AUGUST 31                 1998           1997          1996         1995         1994
--------------------                ------         ------        ------       -------      ------
Income (loss) from
  continuing operations before
  income tax ...................... $20,352      $(306,122)      $11,860      $21,684      $25,731

Add:
  Portion of rents representative
    of the interest factor ........  16,841         12,033        11,967       11,800        8,577

  Interest on indebtedness,
    including amortization of
    deferred financing charges..... 107,697         44,273        46,850       41,142       34,000
                                    -------         ------        ------       ------      -------
Income as adjusted                 $144,890      $(249,816)      $70,677      $74,626      $68,308
                                   =========     ==========      =======      ========     =======

Fixed charges:
  Portion of rents representative
    of the interest factor........  $16,841        $12,033       $11,967      $11,800       $8,577
  Interest on indebtedness,
    including amortization of
    deferred financing charges....  107,697         44,273        46,850       41,142       34,000
                                   --------       --------       -------      -------       -------
Total fixed charges                $124,538        $56,306       $58,817      $52,942       $42,577
                                   ========        =======       =======      ========      =======

Ratio of earnings to
  fixed charges                      1.16           (4.44)         1.20         1.41         1.60
                                     ====           ======         ====         =====        ====